Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Reports Second Quarter 2009 Results

– Posts quarterly revenue of $11.9 million –

– Gross margins improve from 16 percent to 23 percent sequentially –

SAN DIEGO, CA – Aug. 10, 2009 – Axesstel, Inc. (OTCBB: AXST), a leader in the design and development of fixed wireless voice and broadband data products, reported results for its second quarter ended June 28, 2009.

Clark Hickock, CEO of Axesstel, stated, “Our market continues to be affected by the soft global economy. The slower demand for data and fixed wireless products created a fierce competitive environment, resulting in two consecutive tough quarters. However, we remain optimistic about the longer term as we continue to receive large orders from Latin America, shipped GSM phones to another new customer in EMEA, and we expect North American sales to grow significantly in the second half of the year. As of August 1st, we had a backlog of approximately $12 million, which is expected to be delivered in the third quarter.”

Financial Results

Revenues for the second quarter of 2009 were $11.9 million, compared to revenues of $31.6 million in the year ago quarter. Data products contributed 83 percent of revenues and voice products 17 percent in the second quarter of 2009, compared to data products with 74 percent and voice products with 26 percent in the second quarter of 2008. Gross margin for the second quarter of 2009 was $2.8 million, or 23 percent of revenue, compared to $8.0 million, or 25 percent of revenue for the same period last year. Net loss in the second quarter of 2009 was $2.2 million, or a loss of $0.09 per diluted share, compared to a net income of $1.2 million or income of $0.05 per diluted share in the second quarter of 2008. Results for the second quarter of 2009 were impacted by bad debt expense of $1.1 million.

pg. 1

For the six months ended June 28, 2009, the company reported revenue of $25.6 million, compared to $56.3 million for the first half of 2008. Net loss for the first half of 2009 was $4.4 million, or $0.19 per share, compared to net income of $1.5 million, or $0.06 per diluted share in the prior year’s first half.

As of June 28, 2009, the cash and cash equivalents balance was $1.3 million, compared to $1.7 million as of December 31, 2008. The company continues to fund its working capital needs through financing of accounts receivable backed by credit insurance or letters of credit and ended the quarter with $5.9 million in receivables based financing. The company anticipates it will be able to continue to secure this type of financing for the remainder of 2009.

Pat Gray, Axesstel’s CFO, stated, “The combined effects of two slow quarters have impacted our working capital, which was a deficit of $3.4 million at June 28, 2009. During the second quarter, we completed reductions in headcount and other cost cutting measures to reduce operating costs. Beginning in the third quarter of 2009, these changes are expected to result in annual savings of $2.0 million.”

Gray continued, “In order to enhance our ability to access future financing and strategic opportunities, we are seeking stockholder approval for two amendments to our articles of incorporation at a special meeting of stockholders on August 18th. First, we are seeking authorization for a new class of preferred stock. Second, we are looking to increase the number of authorized shares of common stock from 50 million to 250 million. While we don’t have any financing or strategic agreements in place at this time, we believe these amendments are advisable because they will provide us with the flexibility to take advantage of opportunities as they arise.”

AXESSTEL SECOND QUARTER 2009 RESULTS	pg. 2

Outlook

Management has reduced operating expenses, is committed to taking steps necessary to persevere in the difficult economy and remains confident in the company’s future. However, due to the prolonged global economic downturn and limited visibility into the timing of revenue, management has decided to withdraw its financial guidance.

Recent Highlights

Products

•

Received its first Verizon Wireless Open Development Initiative (ODI) certification for the MV440 CDMA 1xEV-DO Rev. A Wi-Fi Gateway, which is now commercially available to run on Verizon’s nationwide 3G wireless network.

•	Demonstrated a new MV400 Series 3G Gateway with VoIP capability and received substantial initial interest. Initiated homologation testing with a major European customer.

•

Demonstrated its high-speed uplink packet access (HSUPA) Wi-Fi Gateways and USB Dongle and exhibited its full line of data and voice products for 2G and 3G in GSM and CDMA networks at CommunicAsia 2009 in Singapore.

Conference Call

Axesstel will host a conference call at 8:00 a.m. PT (11:00 a.m. ET) on Monday, August 10, 2009 to discuss its second quarter 2009 results. Participating in the call will be Clark Hickock, chief executive officer and Patrick Gray, chief financial officer.

The call will be webcast and can be accessed from the “Investor Relations” section of the company’s website at

http://www.axesstel.com. Alternatively, you may dial the following number ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 00-1-973-200-3973. The conference ID will be 16844358.

If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available on Monday, August 10th, at 2:00 p.m. ET through Wednesday, August 12th at 11:59 p.m. ET. To access the replay, please dial 1-800-642-1687. International callers should dial 00-1-706-645-9291. The pass code will be 16844358.

AXESSTEL SECOND QUARTER 2009 RESULTS	pg. 3

About Axesstel, Inc.

Axesstel (OTCBB:AXST) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes broadband modems, 3G gateways, machine to machine applications, voice/data terminals, fixed wireless desktop phones and public call office phones for high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com. © 2009 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL SECOND QUARTER 2009 RESULTS	pg. 4

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the six months ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Revenues	$11,904,143	$31,628,976	$25,647,324	$56,265,913
Cost of goods sold	9,110,005	23,582,519	20,603,086	41,616,998

Gross margin	2,794,138	8,046,457	5,044,238	14,648,915

Operating expenses:
Research and development	902,451	1,352,299	1,929,874	2,453,066
Selling, general and administrative	3,868,150	4,826,599	7,071,653	9,532,889

Total operating expenses	4,770,601	6,178,898	9,001,527	11,985,955

Operating income (loss)	(1,976,463)	1,867,559	(3,957,289)	2,662,960

Other income (expense):
Interest expense, net	(294,683)	(535,728)	(501,518)	(1,016,384)
Other, net	75,365	(133,801)	63,367	(191,888)

Total other income (expense)	(219,318)	(669,529)	(438,151)	(1,208,272)

Income (loss) before provision for income taxes	(2,195,781)	1,198,030	(4,395,440)	1,454,688
Provision for income taxes	—	—	—	—

Net income (loss)	$(2,195,781)	$1,198,030	$(4,395,440)	$1,454,688

Earnings (loss) per share:
Basic	$(0.09)	$0.05	$(0.19)	$0.06

Diluted	$(0.09)	$0.05	$(0.19)	$0.06

Weighted average shares outstanding:
Basic	23,266,857	23,228,982	23,247,920	23,228,982

Diluted	23,266,857	23,572,213	23,247,920	23,314,113

AXESSTEL SECOND QUARTER 2009 RESULTS	pg. 5

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS

	June 28, 2009	December 31, 2008
Current assets:
Cash and cash equivalents	$1,276,357	$1,662,311
Accounts receivable, net	15,096,663	27,196,264
Inventory	3,905,859	1,317,576
Prepayments and other current assets	918,388	2,211,488

Total current assets	21,197,267	32,387,639

Property and equipment, net	913,641	1,000,666

Other assets:
License, net	859,998	1,164,859
Other, net	275,875	378,321

Total other assets	1,135,873	1,543,180

Total assets	$23,246,781	$34,931,485

LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 28, 2009	December 31, 2008
Current liabilities:
Accounts payable	$13,420,795	$19,323,734
Bank financing	5,863,647	5,391,342
Accrued commissions	2,136,824	3,302,846
Accrued royalties	965,985	1,338,000
Accrued warranties	460,000	460,000
Accrued expenses and other current liabilities	1,761,594	2,331,177

Total current liabilities	24,608,845	32,147,099

Stockholders’ equity (deficit)	(1,362,064)	2,784,386

Total liabilities and stockholders’ equity	$23,246,781	$34,931,485

AXESSTEL SECOND QUARTER 2009 RESULTS	pg. 6